Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 6, 2002 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of AmeriCredit Corp., which is incorporated by reference in AmeriCredit Corp’s Annual Report on Form 10-K for the year ended June 30, 2002. We also consent to the incorporation by reference of our report dated August 6, 2002 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Fort Worth, Texas
December 11, 2002